Exhibit 10.1

Amendment No. 1 to the

Greater Delaware Valley Savings d/b/a Alliance Bank

Supplemental Executive Retirement Plan

Participation Agreement

THIS AMENDMENT NO. 1 (the “Amendment”) is made and entered into by Greater Delaware Valley Savings d/b/a Alliance Bank (hereinafter referred to as the “Employer”) and Dennis D. Cirucci (hereinafter referred to as the “Participant”), an executive of the Employer, effective as of September 24, 2014, and amends the 409A Restatement Greater Delaware Valley d/b/a Alliance Bank Supplemental Executive Retirement Plan Participation Agreement previously entered into by the Employer and the Participant effective as of December 17, 2008 (the “Participation Agreement”).

WHEREAS, the Employer previously adopted and implemented the Greater Delaware Valley Savings d/b/a Alliance Bank Supplemental Executive Retirement Plan effective as of January 11, 2002, which was subsequently amended and restated effective as of December 17, 2008 (as amended and restated, hereinafter referred to as the “Plan”); and

WHEREAS, the Employer currently maintains the Plan for the benefit of a select group of management and highly compensated executives; and

WHEREAS, pursuant to Section 9 Provisions Related to SERP Benefit, Subsection (i), Change in Control of the Participation Agreement, the Participant shall receive a lump sum SERP Benefit in an amount equal to the present value of his vested Accrued SERP Benefit, as that term is defined within the Plan, in the event of the Participant’s Separation from Service concurrently with or within twelve (12) months following the effective date of a Change in Control, as that term is defined within the Plan; and

WHEREAS, the Employer now wishes to amend Section 9 Provisions Related to SERP Benefit, Subsection (i), Change in Control of the Participation Agreement to provide for substantive clarity related to the present value calculation methodology in the event of a Change in Control and the Participant’s Separation from Service concurrently with or within twelve (12) months following such Change in Control; and

WHEREAS, Section 12 General Provisions, Subsection (o) Amendments of the Participation Agreement provides for the amendment of the Participation Agreement through the execution of an amendment signed by the Employer and the Participant; and

WHEREAS, pursuant to the aforementioned authority to amend the Participation Agreement, the Employer and the Participant do herby amend the Participation Agreement with an effective date as stated above.

NOW THEREFORE, in consideration of the foregoing premises, desires and promises contained in the Plan and the Participation Agreement, the Employer and the Participant hereby agree as follows:

1.	Section 9 Provisions Related to SERP Benefit, Subsection (i) Change in Control of the Participation Agreement is hereby amended to read in its entirety as follows:

“(i)	Change in Control. In the event the Participant has a Separation from Service from the Employer concurrently or within twelve (12) months following a Change in Control, as defined in Section 2.7 of the Plan, the Participant shall be entitled to a SERP Benefit equal to the present value of his vested Accrued SERP Benefit, as provided for herein, in a lump sum distribution as soon as administratively possible subject to those distribution restrictions as provided for in Plan Section 4.3 Distributions to Specified Employees. For purposes of calculating the present value lump sum distribution amount of the Participant’s SERP Benefit pursuant to this subsection (i), such calculation shall be made in a manner consistent with Internal Revenue Code Sections 7520(a) and 1274(d). As such, the discount rate shall be the mid-term applicable federal rate in effect under Code Section 1274(d) for the month in which the valuation date falls. For purposes of this subsection, the term “valuation date” shall mean the date as of which the valuation is made.”

2.	Entire Agreement. This Amendment No. 1, together with the Participation Agreement and the Plan, constitutes the entire agreement between the Employer and the Participant concerning the subject matter of such documents.

3.	Participation Agreement and Plan Remain in Effect. All provisions of the Participation Agreement and the Plan not specifically modified by this Amendment No. 1 shall remain in full force and effect.

IN WITNESS WHEREOF, the Employer and the Participant have executed this Amendment No. 1 effective as of the 24th day of September 2014.

Greater Delaware Valley Savings d/b/a Alliance Bank		Attested:

By:	/s/Peter J. Meier	By:	/s/Kathleen P. Lynch
Name:	Peter J. Meier	Name:	Kathleen P. Lynch
Title:	Executive Vice President and Chief Financial Officer	Title:	Corporate Secretary

Participant

By:	/s/ Dennis D. Cirucci
Name:	Dennis D. Cirucci